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                                                                    Exhibit 23.4


                          INDEPENDENT AUDITORS' CONSENT


We consent to the reference to our firm under the caption "Experts" in this Registration Statement of ENERSIS S.A. on Form F-4 and to the incorporation by reference therein of our report dated January 24, 2003, except for Notes 32 and 34 for which the dates are June 12, 2003, with respect to the consolidated financial statements of Empresa Nacional de Electricidad S.A. (Endesa-Chile) and subsidiaries as of and for the year ended December 31, 2002, included in the Endesa-Chile Annual Report on Form 20-F for 2002 filed with the Securities and Exchange Commission.


/s/ Ernst & Young
ERNST & YOUNG LTDA.


Santiago, Chile
February 19, 2004